Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations:

Cameron Donahue

(651) 653-1854

cameron@haydenir.com

Celsius Holdings Delivers Record Annual Revenue of $75 Million, Up 43%

Annual Domestic Revenue Increases 53% to $60 Million

Distribution Expansion and Robust Demand Drive Year-over-Year Growth of 66% for Fourth Quarter

Boca Raton, FL (March 12, 2020) – Celsius Holdings, Inc. (Nasdaq: CELH), maker of the leading global fitness drink, CELSIUS®, today reported financial results for the year and quarter ended December 31, 2019.

Full Year 2019 Financial and Business Highlights:

●	Record high revenue of $75.1 million, up 43% from $52.6 million in 2018

‒	Domestic revenue increased 53% to $59.7 million, up from $38.9 million in 2018

‒	International revenue increased 13% to $15.5 million, up from $13.7 million in 2018

●	Gross profit increased 49% to $31.3 million, up from $21.0 million in 2018

●	Net income to common stockholders was $10.0 million, inclusive of a $12.5 million net gain related to a change in the company’s business model in Asia, compared to a net loss to common stockholders of $11.4 million, inclusive of $7.2 million net investment in Asia and a $1.0 million legal settlement in 2018

●	Non-GAAP Adjusted EBITDA* of $4.0 million compared to $2.1 million in 2018

2019 Fourth Quarter Financial and Business Highlights:

●	Record revenue of $24.1 million, up 64% from $14.7 million in the year ago quarter

‒	Domestic revenue increased 56% to $17.1 million, up from $10.9 million in the year ago quarter

‒	International revenue increased 89% to $7.1 million, up from $3.7 million in the year ago quarter

●	Gross profit of $10.1 million, up 85% from $5.4 million in the year ago quarter

●	Net loss to common stockholders was $1.2 million compared to a net loss to common stockholders of $893,000 in the year ago quarter

●	Non-GAAP Adjusted EBITDA* was $607,000 compared to $135,000 in the year ago quarter

*	The Company reports financial results in accordance with accounting principles generally accepted in the United States (“GAAP”), but management believes that disclosure of adjusted EBITDA, a non-GAAP financial measure, may provide users with additional insights into operating performance.

Subsequent to Year End:

●	On March 3, 2020, Celsius announced a nationwide launch with Walmart in over 1,500 locations; In addition, 5th SKU launched in over 1,300 Target stores nationally

●	DSD (Direct store Delivery) distributors grew to over 100 partners compared to 50 when Celsius first highlighted this strategy on their July 16, 2019 press release, 50% of newly launched Walmart stores will be serviced by DSD, with additional stores to layer on DSD platform

o	Same store sales growth historically has increased an incremental 40% when shifted to DSD platform

●	Launch of new CELSIUS HEAT™ Jackfruit flavor in conjunction with new can design for the HEAT Line

“This past year was highlighted by a number of significant accomplishments that not only contributed to an exceptional 2019, but also provide us with tremendous momentum into 2020 and beyond,” said John Fieldly, President and Chief Executive Officer. “We grew our revenue exponentially setting record highs both for the full year and each quarter through 2019, all while generating positive cash flow. In addition, we reengineered our business model in China, growing our infrastructure, and expanded our distribution with the addition of new channels to support higher volumes. We enhanced our portfolio with new, innovative products and flavors, and our brand is more widely recognized than ever before.”

Fieldly continued, “Looking ahead, we have plans in place and initiatives underway to further leverage our expanding distribution and continue to build our global brand equity. This positions our CELSIUS® portfolio as a global leader in health & wellness, which we believe will drive continued growth and success in 2020.”

Fourth Quarter Ended December 31, 2019 Compared to Fourth Quarter Ended December 31, 2018

Revenue

For the three months ended December 31, 2019, revenue was $24.1 million, an increase of $9.4 million or 64% compared to $14.7 million for same period in the prior year. The increase was primarily due to strong growth in North American sales revenue, which accounted for $6.1 million. The European Markets also increased by $4.7 million compared to the fourth quarter of 2018. The Asian markets reflect the change in our China business model to a royalty and license fee arrangement, effective January 1, 2019. Asian revenue related to product sales amounted to $126,256 and revenue related to royalties contributed an additional $85,365. Revenues from all other areas was $31,824. The increase in revenues reflected additional sales volume, as opposed to increases in product pricing.

The following table sets forth revenue by geography and changes therein for the three- and 12-month periods ended December 31, 2019 and 2018:

	Three months ended December 31,			12 months ended December 31,
Revenue Source	2019	2018	% Change	2019	2018	% Change

Total Revenue	$24,115,120	$14,680,369	66%	$75,146,546	$52,603,986	43%

North American	$17,051,887	$10,942,073	56%	$59,659,320	$38,905,235	53%

European	$6,819,788	$2,134,839	219%	$14,455,634	$9,239,312	56%

Asian	$211,621	$1,567,399	(86)%	$840,648	$4,276,155	(80)%

Other	$31,824	$36,058	(12)%	$190,944	$183,284	4%

Gross profit

For the three months ended December 31, 2019, gross profit increased by $4.6 million, or 85%, to $10.1 million, from $5.4 million for the same quarter in 2018. Gross profit margin for the three months ended December 31, 2019 was 41.9%, which compares favorably to 37.1% for the 2018 quarter. The increase in gross profit dollars is mainly related to increases in sales volume, as opposed to increases in product pricing.

Sales and marketing expenses

Selling and marketing expenses for the three months ended December 31, 2019 were $7.0 million, an increase of $4.2 million, or an increase of 152%, from $2.8 million in the same quarter in 2018. The increase is primarily due to higher marketing expense of $1.6 million, as the prior year amount reflected a reduction of $900,000 related to the settlement marketing expenses with our China distributor for all of the 2019 year. The 2019 quarter reflects increases of $1.3 million related to sales & marketing employee investments and $1.3 million of incremental expenses pertaining to trade marketing activities & distribution costs, as these expenses now include the impact of the European business integration as of the date of the acquisition of Func Food Group Oyj on October 25, 2019.

General and administrative expenses

General and administrative expenses for the three months ended December 31, 2019 were $4.4 million, an increase of $1.3 million, or 43%, from $3.1 million for the three months ended December 31, 2018. The increase was primarily due to acquisition costs amounting to $434,000. Additionally, stock option expense for the 2019 quarter increased by $287,000 when compared to the 2018 quarter. Employee costs increased by $196,000, Depreciation and amortization $110,000 and all other administrative costs increased by $287,000, which now reflect the European expenses incurred in these areas, as of the date of the acquisition.

Other income / expense

Total other income amounted to approximately $150,000 for the three months ended December 31, 2019, which represents a fluctuation of $593,000 from other expenses of $443,000 for the same period in 2018, mainly as a result of the gain in the note receivable from China of $410,000 which is denominated in the Chinese currency, lower financial amortization costs of $273,000; partially offset by higher net interest expense of $60,000 and higher other miscellaneous expenses of $30,000.

Net Income (Loss)

As a result of the all above, for the three months ended December 31, 2019, the company had a net loss available to common stockholders of $1.17 million or $0.02 per basic share based on a weighted average of 68,930,494 shares and $0.02 per diluted share based on a weighted average of 72,562,322 shares outstanding, which includes the dilutive impact of the stock options of 938,692 shares and the dilutive effect of the convertible notes of 2,693,135 shares. In comparison, for the three months ended December 31, 2018, the company had a net loss of $893,411, available to common stockholders or $0.02 per basic and diluted share based on a weighted average of 51,163,682 shares outstanding.

Year Ended December 31, 2019 Compared to Year Ended December 31, 2018

Revenue

For the year ended December 31, 2019, revenue was approximately $75.1 million, an increase of $22.5 million or 43% from $52.6 million for the year ended December 31, 2018. This revenue growth was mainly associated with the results of the North American region which delivered an increase of $20.8 million over the prior year or 53% increase. The European region provided $14.5 million, an increase of $5.2 million or 56%. Asian revenues for the 2019 period reflect the change in our China business model to a royalty and license fee arrangement, effective January 1, 2019. Asian revenue related to product sales amounted to $491,648 and revenue related to royalties contributed an additional $349,000. Revenues from all other regions was $191,000 which was aligned with prior year results. The total increase in revenues from the 2018 period to the 2019 period was primarily attributable to an increase in sales volume, as opposed to increases in product pricing.

Gross Profit

For the year ended December 31, 2019, gross profit increased by approximately $10.2 million or 49% to $31.3 million from $21.1 million for the year ended December 31, 2018. Gross profit margins totaled 42% and 40% in the years ended December 31, 2019 and December 31, 2018, respectively. The increase in gross margin profitability is mainly related to reductions in product repackaging costs, freight costs and favorable impact of the consolation of the European business pertaining to the acquisition of our Nordics distributor. The increase in gross profit dollars from 2018 to 2019 is primarily attributable to the increases in revenue.

Operating expenses

Sales and marketing expenses

Sales and marketing expenses for the year ended December 31, 2019, were approximately $21.1 million, a decrease of approximately $100,000 or .5% from $21.2 million for the year ended December 31, 2018. The decrease is due primarily to the change in our China business model to a royalty and licensing framework effective January 1, 2019, which no longer requires direct marketing investments by Celsius. Excluding the impact of the reduction in sales and marketing expenses related to the China investment which amounted to $7.2 million for the year ended December 31, 2019, our investment in marketing initiatives actually increased by $1.3 million or 20% when compared to the same period in 2018. These figures now include the marketing investments that are performed in our European business as of October 25, 2019. Moreover, our support to distributors and investments in trade activities were $2.3 million higher for the twelve-months ended December 31, 2019 than for the same period in the prior year, to support our expanded distribution network. Additionally, investments related to sales and marketing personnel costs which now include the European business as of the date of the acquisition, were $1.7 million higher for the twelve-months ended December 31, 2019 than for the same period in the prior year. Furthermore, broker commissions and storage & distribution costs were $1.8 million higher during twelve-months ended December 30, 2019 than for the same period in the prioryear, due to the increase in our business volume and the integration of our European business as the date of the acquisition.

General and administrative expenses

General and administrative expenses for the year ended December 31, 2019 were approximately $11.6 million, an increase of $1.1 million, or 11%, from $10.5 million for the year ended December 31, 2018. However, the prior year figures included $1.0 million pertaining to a legal settlement with a former distributor. Therefore, the increase in general and administrative expenses excluding this prior year impact amounts to $2.1 million. This increase is primarily due to higher stock-based compensation of $540,000 and $580,000 of acquisition related costs. Additionally, in the 2019 period there were incremental expenses of $452,000 pertaining to employee costs, $250,000 pertaining to higher professional services, $150,000 of depreciation & amortization and $130,000 pertaining to other administrative costs, as these expenses also included the impact of the European business integration as of the date of the acquisition.

Other income / expense

Total other income increased by approximately $11.9 million for year ended December 31, 2019 to $11.4 million from a loss of $565,000 for the year ended December 31, 2018, primarily as a result of the recognition of a gain pertaining to the agreement executed with our China distributor, as part of the change in the business model which includes the reimbursement of the investment made by the Company in the China market during 2017 and 2018. This has been recorded as a corresponding note receivable from our China distributor on the Balance Sheet, which is payable over a five-year period.

Net Income /(Loss)

As a result of all the above, for the year ended December 31, 2019, net income to common shareholders was approximately $10.0 million, or $0.16 per basic share based on a weighted average of 60,761,995 shares outstanding and after adding back interest expense on convertible notes of $348,493 and amortization of discount on notes payable of $239,570, a dilutive net income available to common shareholders of $10.6 million or $0.16 per share, based on a weighted average of 64,183,399 shares outstanding which includes the dilutive impact of the stock options of 1,153,231 shares and the dilutive effect of the convertible notes of 2,268,173 shares. In comparison, for the twelve months ended December 31, 2018 we had net loss of approximately $11.2 million, and after giving effect to preferred stock dividends of approximately $213,133, a net loss available to common shareholders of $11.4 million or a loss of $0.23 per basic and diluted shares, based on a weighted average of 50,050,696 shares outstanding.

Liquidity and Capital Resources

As of December 31, 2019, the company had cash of $23.1 million compared to $7.7 million as of December 31, 2018. The company had working capital of $24.8 million as of December 31, 2019 compared to $19.6 million as of December 31, 2018.

Cash provided by operations during the year ended December 31, 2019, totaled approximately $1.0 million reflecting the net adjusted economic profitability from operations of ~$3.7 million and an increase in accounts payable of $2.6 million which was partially offset by increases in accounts receivable, inventories, pre-paid expenses as well as decrease in other liabilities for a total use of cash in these areas of $5.3 million.

Conference Call

Management will host a conference call today, Thursday, March 12, 2020 at 10:00 a.m. ET to discuss the results with the investment community.

To participate in the conference call, please call one of the following telephone numbers at least 10 minutes before the start of the call:

U.S.:	877-709-8150

International:	201-689-8354

An audio replay of the call will be available on the Company's website at https://www.celsiusholdingsinc.com/press-releases/

Disclosures can be found on the Company's online disclosure portal at: https://www.celsiusholdingsinc.com/sec-filings/.

About Celsius Holdings, Inc.

Celsius Holdings, Inc. (CELH), founded in April 2004, is a global company with a proprietary, clinically proven formula for its brand CELSIUS®. Celsius Holdings, Inc. has a corporate mission to become the global leader of a branded portfolio consisting of proprietary, clinically proven innovations which offer significant health benefits. CELSIUS®' Original Line comes in nine delicious sparkling and non-carbonated flavors in sleek 12oz cans and is also available in single-serve powdered packets. CELSIUS®' Stevia Sweetened Line is available in four refreshing flavors and the line is naturally caffeinated and naturally sweetened.

New to the portfolio, trainer-grade CELSIUS HEAT™ offers an additional 100mg of caffeine over CELSIUS®, to total 300mg per can, and also contains 2,000mg of L-citrulline, a vasodilator. CELSIUS HEAT™ is sold in 16oz cans and is available in five carbonated flavors. CELSIUS HEAT™ is a thermogenic pre-workout drink and targets professional trainers, competitive athletes, the military and first responders. CELSIUS HEAT™ was developed for those seeking a trainer-grade version of CELSIUS® versus the Original Line, which is sold in a smaller can package and appeals to the masses as an active lifestyle brand.

CELSIUS® has zero sugar, no preservatives, no aspartame, no high fructose corn syrup, and is non-GMO, with no artificial flavors or colors. The CELSIUS® line of products is Certified Kosher and Vegan. CELSIUS® is also soy and gluten free and contains very little sodium. CELSIUS® is sold nationally at fitness clubs, 7-Eleven, Sprouts, The Fresh Market and key regional retailers such as HEB, Publix, Winn-Dixie, Harris Teeter, Shaw's, Food Lion, CVS and many others.

CELSIUS®' functional claims are backed by nine published university studies. The first study was conducted in 2005 and additional studies from the University of Oklahoma were conducted over the next five years. The studies were published in peer-reviewed journals and validate the unique benefits that CELSIUS® provides. For more information, please visit http://www.celsiusholdingsinc.com

Forward-Looking Statements

This press release may contain statements that are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements contain projections of Celsius Holdings’ future results of operations and/or financial position, or state other forward-looking information. In some cases, you can identify these statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” “would,” or similar words. You should not rely on forward-looking statements since Celsius Holdings’ actual results may differ materially from those indicated by forward-looking statements as a result of a number of important factors. These factors include, but are not limited to: general economic and business conditions; our business strategy for expanding our presence in our industry; anticipated trends in our financial condition and results of operation; the impact of competition and technology change; existing and future regulations affecting our business; and other risks and uncertainties discussed in the reports Celsius Holdings has filed previously with the Securities and Exchange Commission. Celsius Holdings does not intend to and undertakes no duty to update the information contained in this press release.

-- Tables Follow --

Celsius Holdings, Inc. and Subsidiaries

Consolidated Balance Sheets

	December 31, 2019(1)	December 31, 2018(1)
ASSETS

Current assets:
Cash	$23,090,682	$7,743,181
Accounts receivable-net	7,774,618	12,980,396
Note receivable-current	1,181,116	-
Inventories-net	15,292,349	11,482,701
Prepaid expenses and other current assets	4,170,135	2,299,375
Total current assets	51,508,901	34,505,653

Notes Receivable	10,630,041	-
Property and equipment-net	132,889	121,854
Right of use assets	809,466	-
Long term security deposits	104,134	-
Intangibles	17,173,000	-
Goodwill	10,023,806	-
Total Assets	$90,382,236	$34,627,507

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses (note 11)	$17,292,647	$14,845,211
Lease liability obligation (note 7)	649,074	-
Bonds payable-net (note 14)	8,634,279	-
Other current liabilities (note 12)	107,399	19,933
Total current liabilities	26,683,399	14,865,144

Long-term liabilities:
Lease liability obligation (note 7)	239,848	-
Revolving line of credit-note payable-related party (note 13)	-	3,500,000
Convertible note payables-related party-net (note 13)	-	4,459,381
Total Liabilities	26,923,247	22,824,525

Commitments and contingences (note 20)
Stockholders’ Equity:
Preferred Stock, $0.001 par value; 2,500,000 shares authorized, zero shares issued and outstanding at December 31, 2019 and December 31, 2018	-	-
Common stock, $0.001 par value; 75,000,000 shares authorized, 68,941,311 and 57,002,508 shares issued and outstanding at December 31, 2019 and December 31, 2018, respectively	68,942	57,003
Additional paid-in capital	127,552,998	85,153,667
Accumulated other comprehensive loss	(753,520)	(26,997)
Accumulated deficit	(63,409,431)	(73,380,691)
Total Stockholders’ Equity	63,458,989	11,802,982
Total Liabilities and Stockholders’ Equity	$90,382,236	$34,627,507

(1)	Derived from Audited Financial Statements

Celsius Holdings, Inc. and Subsidiaries

Consolidated Statements of Operations

	For the three months ended December 31, (Unaudited)		For the twelve months ended December 31, Audited(1)
	2019	2018	2019	2018
Revenue	$24,115,120	14,680,367	$75,146,546	$52,603,986
Cost of revenue	14,022,765	9,235,873	43,844,733	31,543,608
Gross profit	10,092,355	5,444,494	31,301,813	21,060,378

Selling and marketing expenses	7,042,812	2,794,294	21,129,722	21,213,530
General and administrative expenses	4,371,156	3,057,012	11,620,534	10,487,592
Total operating expenses	11,413,968	5,851,306	32,750,256	31,701,122

Income (loss) from operations	(1,321,613)	(406,812)	(1,448,443	(10,640,744)

Other Income (Expense):
Interest income on note receivable	93,658	-	381,728	-
Interest expense	(160,937)	(51,465)	(509,430	(174,409)
Interest on other obligations	(45,538)	-	(57,579)	-
Loss on debt extinguishment	-	(377,048)		(377,048)
Amortization of discount on notes payable	-	(14,447)	(707,286	(14,447)
Amortization of discount on bonds payable	(119,188)	-	(119,188)	-
Other miscellaneous expense	(29,579)	-	(29,579)	-
Gain on investment repayment	410,116	-	12,461,037	-
Total Other Income/(Expense)	148,531	(442,960)	11,419,703	(565,904)

Net Income (Loss)	(1,173,082)	(849,772)	9,971,260	(11,206,648)
Preferred stock dividend	-	(43,639)	-	(213,133)
Net income (loss) available to common stockholders	$(1,173,082)	(893,411)	9,971,260	(11,419,781)

Income (Loss) per share:
Basic	$(0.02)	(0.02)	0.16	(0.23)
Diluted	$(0.02)	(0.02)	0.16	(0.23)
Weighted average shares outstanding:
Basic	68,930,494	51,163,682	60,761,995	50,050,696
Diluted	72,562,322	51,163,682	64,183,399	50,050,696

(1)	Derived from Audited Financial Statements

Celsius Holdings, Inc.

Reconciliation of Non-GAAP Financial Measure

	Three months ended Dec 31,		Twelve months ended Dec 31,
	2019	2018	2019	2018
Net income/(loss) available to common stockholders (GAAP measure)	(1,173,082)	(893,411)	9,971,260	(11,419,781)
Add back:
Depreciation and amortization expense	125,798	16,562	893,413	51,205
Net interest expense	152,898	51,465	225,362	174,409
Preferred stock dividend		43,639		213,133
Stock-based compensation	1,477,455	1,190,019	4,831,750	4,293,797
Loss on Debt Extinguishment		377,048		377,048
(Gain)/Loss on Note Receivable	(410,116)	0	(12,461,037)	0
Non-GAAP Adjusted EBITDA	172,953	785,322	3,460,748	(6,310,189)
Non-recurring one-time charges:
Inventory write-down, Priority Testing & Label artwork change fees	-	183,042	-	183,042
CEO recruiting fees	-	67,250	-	100,583
Legal settlement	-	-	-	1,019,600
Acquisition Costs	433,721	-	578,484	-
Total non-recurring one-time charges	433,721	250,292	578,484	1,303,225
Non-GAAP Adjusted EBITDA excluding one-time charges	$606,674	$1,035,614	$4,039,232	$(5,006,964)
Net Asia investment		(899,749)		7,192,928
Net Non-GAAP Adjusted EBITDA excluding net Asia investment*	606,674	135,865	4,039,232	2,185,964

*	The Company reports financial results in accordance with accounting principles generally accepted in the United States (“GAAP”), but believe that disclosure of adjusted EBITDA, a non-GAAP financial measure, may provide users with additional insights into operating performance.